EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                           RLN REALTY ASSOCIATES, INC.

         The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

                                    ARTICLE I

                                      NAME

         The name of this corporation is RLN REALTY ASSOCIATES, INC.

                                   ARTICLE II

                             NATURE OF THE BUSINESS
         This corporation shall have the power to transact or engage in any business permitted under the laws of the United States and of the State of Florida.

                                   ARTICLE III

                                  CAPITAL STOCK
         The capital stock of this corporation shall consist of 7,500 shares of common stock having a par value of One ($1.00) Dollar per share. All of said stock shall be issued only for cash or other property or for services at a just valuation as shall be determined by the Board of Directors.

                                   ARTICLE IV

                                 INITIAL CAPITAL
         The amount of capital with which this corporation shall commence business shall be not less than One Hundred ($100.00) Dollars.

                                    ARTICLE V

                                TERM OF EXISTENCE

         This corporation shall have perpetual existence.

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                                   ARTICLE VI

                                 INITIAL ADDRESS
         The initial address of the principal place of business of the corporation in the State of Florida shall be 3689 NE 195 Terrace, Adventura, Miami, FL. The Board of Directors may at any time and from time to time move the principal office of this corporation to any location within or without the State of Florida.

                                   ARTICLE VII

                                    DIRECTORS
         The business of this corporation shall be managed by its Board of Directors. The number of such directors shall be not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws. The number of persons constituting the initial Board of Directors shall be ONE (1).

                                  ARTICLE VIII

                                INITIAL DIRECTORS
         The names and addresses of the initial Board of Directors are as follows:

               RICHARD L. NEWBERG                       3689 NE 195 Terrace
                                                        Adventura, Miami, FL

                                   ARTICLE IX

                                   SUBSCRIBER
         The name and address of the person signing these Articles of incorporation as subscriber is:

                      David R. Berley
                      Suite 200
                      848 Brickell Avenue
                      Miami, FL 33131

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                                    ARTICLE X

                              VOTING FOR DIRECTORS
         The Board of Directors shall be elected by the Stockholders of the corporation at such time and in such manner as provided in the By-Laws.

                                   ARTICLE XI

                                    CONTRACTS
         No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is. or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

                                   ARTICLE XII

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS
         This corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, did in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

                                  ARTICLE XIII

                             RESTRAINT ON ALIENATION
         The stockholders of this corporation shall have the power to include in the By-Laws, or adopt resolutions by a two-thirds (2/3) majority any regulatory or restrictive provision regarding the proposed sale, transfer or other disposition of the corporation's :'rock by its stockholders or in the event of the death of any stockholder. Said restrictions shall be binding upon third parties with actual knowledge thereof or if the same, or notice of the same, shall be plainly written upon the certificate evidencing ownership of the stock.

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                                   ARTICLE XIV

                                    AMENDMENT
         Except as may be provided in the By-Laws of this corporation to the contrary, these Articles of Incorporation may be amended by the affirmative vote of a majority of the Board of Directors and by the affirmative vote of the holders of not less than two-thirds (2/3) of the then outstanding stock of the corporation.

                                   ARTICLE XV

                                 RESIDENT AGENT
         The name and address of the initial resident agent of this corporation is:

                      BERLIT CORPORATE SERVICES, INC.
                      Suite 200
                      848 Brickell Avenue
                      Miami, FL 33131

                                   ARTICLE XVI

                                 EFFECTIVE DATE
         The effective date of this corporation shall be the date upon which these articles of incorporation were executed by the incorporator.

                                  ARTICLE XVII

                    WAIVER OF FS. 607.0901 AND F.S. 607.0902
         This corporation expressly waives the provisions of FS. 607.090i and F.S. 607.C902 and elects not to be governed thereby.

         IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of Incorporation on June 23, 1995.

                                                   /s/
                                                   ----------------------------
                                                   David R. Berley, Subcriber

Subscribed and Sworn to on
June 23, 1995
Before me:

/s/ Aida Rosado
---------------------------------
Notary Public

My Commission Expires:

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                                                                     EXHIBIT 3.1

                  CERTIFICATE DESIGNATING PLACE OF BUSINESS OR
                DOMICILE FOR SERVICE OF PROCESS WITHIN THIS STATE
                NAMING THE AGENT UPON WHOM PROCESS MAY BE SERVED

         In pursuance of Chapter 48.091 of the Florida Statutes, the following is submitted:

         RLN REALTY ASSOCIATES, INC. desiring to organize a corporation under the laws of the State of Florida with its principal place of business as stated in its Articles of Incorporation has named BERLIT CORPORATE SERVICES, INC. located at Suite 200, 848 Brickell Avenue, Miami, FL 33131 as its agent upon whom process may be served within this state.

         Having been named to accept service of process for the above-stated corporation, I hereby accept to act in this capacity and to comply with the provisions of the Act relative to keeping open said office.

                                        BERLIT CORPORATE SERVICES, INC.

                                        By:  /s/
                                           ---------------------------------
                                           President


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